Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2017, but effective upon June 14, 2017 (the “Effective Date”), by and between Ecoark Holdings, Inc., a Nevada corporation (the “Company”) and Stephen Dacus, an individual residing at 1701 N. Applebury Dr., Fayetteville, AR 72701 (the “Executive”).

RECITALS:

WHEREAS, the Company is engaged in the business of Technology and Financial holdings and investments (the “Business”);

WHEREAS, the Executive has extensive experience in areas directly or indirectly related to the Business of the Company;

WHEREAS, the Company believes retaining the Executive as a senior executive will be beneficial to the Company; and

WHEREAS, the Executive and the Company have agreed to enter into this Agreement on the following terms and conditions;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants contained herein, agree as follows:

1.       Employment.

1.1       The Company hereby employs the Executive, and the Executive accepts such employment, as General Counsel of the Company. The Executive agrees, during the Employment Term (as defined in Section 2 hereof), to perform such duties as are reasonably assigned to him by the Chief Executive Officer of the Company (the “CEO”) or Chief Financial Officer of the Company (the “CFO”) and which are normally associated with the position of General Counsel. Executive shall report to the CEO with a solid line and to the Chairman of the Board with a dotted line.

1.2       During his employment, the Executive will devote sufficient time, skill and attention to the performance of his duties on behalf of the Company.

2.       Term of Employment Agreement. Unless earlier terminated pursuant to the provisions of Section 6 hereof, the term of the Executive’s employment hereunder shall commence on the Effective Date and end on the Third anniversary of the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”, and together with the Initial Term, the “Employment Term”), unless earlier terminated pursuant to the provisions of Section 6 hereof, provided, however, the parties may mutually agree in writing to alter any of the terms herein during the Renewal Term.

3.       Compensation.

3.1       The Company agrees to pay, and the Executive agrees to accept, as compensation for services to be rendered by the Executive in any capacity to the Company or its affiliates during the Employment Term, a salary of $180,000 per annum (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive) (the “Base Salary”), payable in accordance with the standard payroll practices of the Company. During the Employment Term, on each anniversary of the Effective Date, the Executive’s Base Salary shall be adjusted to provide for all cost of living increases based upon the percentage increase (if any) in the Consumer Price Index for All Urban Consumers, prepared by the United States Bureau of Labor Statistics, or any successor thereto, over said Index in effect at the commencement of the preceding calendar year. In addition to the foregoing, the Executive’s Base Salary shall be subject to annual performance reviews by the CEO which may further increase the Base Salary from time to time at the discretion of the CEO. Any such increase shall be added to the Base Salary then being paid to the Executive, and the sum thereof shall then become the Base Salary for each successive year, until further adjusted in accordance with the provisions of this Section 3.1.

3.2       The Company agrees to award to the Executive shares of restricted stock as detailed on Schedule A hereto.

4.       Additional Benefits. During the Employment Term, the Company shall provide the following additional benefits to the Executive (collectively, the “Benefits”):

4.1       The Executive shall receive two (2) weeks of paid time off (“PTO”) during the first calendar year (pro-rated for partial calendar years of employment) and three (3) weeks starting the second year of employment. PTO shall be taken in accordance with the policy of the Company in effect from time to time and all paid holidays given by the Company to other executives. PTO not taken in any calendar year may be, in the sole discretion of the Executive, (a) rolled over in full to the following year; (b) paid out in full; or (c) paid out in part with the remainder of such PTO rolling over to the following year. Any unused PTO shall be paid out in full to the Executive at the time of Executive’s termination by either party and for any reason.

4.2       If applicable, the Company shall reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his duties hereunder, including reasonable, ordinary and necessary business travel and entertainment expenses. The Executive shall furnish to the chief financial officer of the Company (or such other executive officer of the Company (other than the Executive) as may be appropriate) such receipts and records as the Company may require to verify the foregoing expenses no later than sixty (60) days from accrual. Expenses to be reimbursed by the Company shall include, without limitation, reasonable expenses incurred by the Executive in relocating to Rogers, Arkansas, up to $5,000.

4.3       The Company shall provide the Executive with health insurance, disability insurance, and other welfare benefits, and other perquisites, if any, that may be offered to other executives of the Company and in effect from time to time, subject to the benefits’ provisions, eligibility rules and other terms and conditions thereof. The Company shall retain the exclusive right to modify or amend any of these benefits so offered, in the CEO’s discretion at some point following the Effective Date, provided, however, that the Company shall continue to provide the executive with health and disability insurance benefits that are substantially no less favorable than those offered by the Company to the Executive as of the Effective Date.

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4.4        In addition to the foregoing, the Executive shall be entitled to participate in (a) the Company’s 401(k) and other similar pension programs offered to the employees or executives of the Company, as applicable; (b) upon the initiation of a Company bonus program, the Executive shall be eligible to receive an annual bonus (“Bonus”), which Bonus shall be determined in the sole discretion of the CEO; and (c) upon the creation of a Company incentive stock option plan, the Executive shall be eligible to participate in such plan on an annual basis with any awards pursuant thereto being awarded in the sole discretion of the CEO.

4.5        The Executive shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Company’s officers and directors insurance, and certificate of incorporation, and if not set forth therein, to the maximum extent available under the laws of the state of Delaware.

5.       Insurance. The Company may, in its discretion, purchase or renew insurance on the life of the Executive, with the Company or one or more lenders to the Company as beneficiary in an amount determined by the Company or such lenders from time to time. The Executive agrees to submit to medical examinations and otherwise to reasonably cooperate with the Company and any such lenders in connection with obtaining such insurance. Upon termination of the Executive’s employment other than due to his death, the Company agrees to transfer ownership of any insurance policies on the life of the Executive to the Executive within thirty (30) days of termination of employment and at no cost to the Executive, provided that the Executive agrees to pay for all future premiums which may be due and owing with respect to such policies.

6.       Termination.

6.1       During the Employment Term, the Company may terminate the Executive’s employment immediately at any time for “Just Cause”, in which event the Executive shall have no further rights under this Agreement, except the right to receive the Base Salary and the Benefits, respectively, hereunder up to the date of termination by the Company of the Executive’s employment hereunder. The term “Just Cause” shall mean any of the following: (a) any act or omission by the Executive which constitutes willful misconduct materially related to the Company; (b) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (c) a conviction of the Executive for a felony or a criminal act involving moral turpitude; (d) any material breach of any fiduciary duty owed by the Executive to the Company; or (e) any material breach of Section 7 hereof.

6.2       During the Employment Term, the Company may, upon six (6) months’ written notice to the Executive, terminate the Executive’s employment at any time other than for “Just Cause”. The Company may direct the Executive not to report to work during all or any portion of the period following its delivery or receipt of this written termination notice. Except as otherwise provided in Sections 6.3, 6.4 and 6.5, in the event the Company terminates the Executive’s employment other than for “Just Cause”, the Executive shall have no further rights under this Agreement except the right to receive his Base Salary for a period of six (6) months (the “Severance Period”). Further, the Company shall pay the cost of continuation coverage for benefits under COBRA or similar state laws during the Severance Period.

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6.3       In the event of the Executive’s death during the Employment Term, this Agreement shall terminate automatically as of the date of the Executive’s death, and the Executive’s executor, administrator or other legal representative shall have no further rights hereunder, except the right to receive the Base Salary and the Benefits, to the extent applicable, up to the date of the Executive’s death. Notwithstanding anything else herein to the contrary, in the case of a termination of employment due to the Executive’s death, the Company may satisfy its obligation owing to the Executive hereunder by making available to the Executive a group term life insurance policy or policies on the life of the Executive. The aggregate death benefit payable under such policy or policies shall be credited against the amounts otherwise payable by the Company pursuant to this Subsection 6.3.

6.4       The Executive may terminate this Agreement during the Employment Term for Good Reason. For purposes of this Agreement, ”Good Reason” shall mean that, during the Employment Term, without the Executive’s consent: (a) the Executive is no longer appointed by the CEO to serve as a corporate officer of the Company; (b) the Executive experiences a material diminution in his duties and responsibilities and the Executive no longer reports directly to the CEO or other higher Company authority; (c) a reduction has been made in the Executive’s Base Salary; (d) the Company requires the Executive to be based at an office or location which is more than fifty (50) miles from the Company’s corporate office; or (e) the Company has breached a material obligation contained in this Agreement. The Executive’s resignation for Good Reason shall be effective upon thirty (30) days written notice to the Company; and the Executive shall have no further rights under this Agreement except the right to receive amounts due during the Severance Period.

6.5       If the Company determines that the Executive, by reason of any illness, disability or incapacity, is unable to perform his duties under this Agreement for a period of ninety (90) consecutive days (or shorter periods aggregating to one hundred twenty (120) days in any twelve month period) (“Disability”), the Company may terminate the Executive’s employment as of the last day of such ninety (90) or one hundred twenty (120) day period, as the case may be, or as of another day thereafter, provided the Executive remains unable to perform his duties hereunder as a result of the Disability. The Executive or his duly appointed representative, if one is appointed, shall have no further rights hereunder, except the right to receive (a) the Base Salary and the Benefits, to the extent applicable, up to the date of termination by the Company of the Executive’s employment; and (b) disability insurance payments which the Executive is entitled to receive under any applicable plans or policies to the extent such policies exist for the benefit of the Executive. Notwithstanding the foregoing, if the Executive suffers a Disability, and his employment hereunder is not terminated, the Executive shall be entitled to receive any amounts owing to him hereunder, less any disability insurance payments which the Executive is entitled to receive under any plans the premiums of which are paid for by the Company.

6.6        Upon the termination of the Executive’s employment pursuant to this Section 6, the Executive shall have no further rights under this Agreement except as expressly provided above in this Section 6.

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7.       Non-Competition, Non-Interference and Non-Disclosure. The Executive acknowledges that: (a) for purposes of this agreement, the “Restricted Business” shall mean the Business; (b) the Company has developed Confidential Information (defined in Section 7.4); and (c) the agreements and covenants contained in this Section 7 are essential to protect the Restricted Business of the Company. In order to induce the Company to employ the Executive, and without affecting the obligations of the Executive under any other restrictive covenants which may be in effect, the Executive covenants and agrees as follows:

7.1       During the period commencing on the Effective Date and ending on the expiration of six (6) months from the date of termination of the Executive’s employment with the Company by any party and for any reason other than by the Executive for Good Reason (the “Restricted Period”), neither the Executive nor any entity of which 50% or more of the beneficial ownership is held by the Executive and/or his related family members (the “Controlled Entity”) will, anywhere in the state of Arkansas, directly or indirectly own, manage or operate, any business which competes with the Restricted Business (a “Competitive Business”) without the written consent of the CEO, provided, however, that this Section 7.1 shall not prohibit the Executive from (a) owning or investing in entities engaged in businesses related to, but not competing with, the Restricted Business and (b) becoming an employee of a Competitive Business provided his job responsibilities as an employee of such Competitive Business are unrelated to product lines or services which constitute the Restricted Business.

7.2       During the Restricted Period, neither the Executive nor any Controlled Entity will directly or indirectly solicit, induce or influence any material customer, supplier or any other person which has a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company.

7.3       During the Restricted Period, neither the Executive nor any Controlled Entity will recruit, solicit or otherwise induce or influence any key employee of the Company to discontinue such employment or agency relationship with the Company. Nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

7.4       During the Restricted Period, neither the Executive nor any Controlled Entity will disclose to anyone, or use or otherwise exploit for the Executive’s or any Controlled Entity’s own benefit or for the benefit of anyone other than the Company, any confidential information of the Company related to the Restricted Business (hereinafter referred to as “Confidential Information”). The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, (a) information that becomes generally available to the public other than as a result of a disclosure by the Executive or a Controlled Entity or any agent or other representative thereof; or (b) the individual work product of the Executive not related to the Restricted Business. Neither the Executive nor any Controlled Entity shall have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by the Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive or the Controlled Entity concerned shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order.

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7.5       In the event of the termination or expiration of this Agreement, the covenants and agreements contained in this Section 7 shall survive, shall continue thereafter, and shall not expire unless and except as expressly set forth in such Section.

7.6       Upon termination of his employment, the Executive shall immediately destroy or surrender to the Company all Confidential Information of the Company.

8.       No Limitations. The Executive represents that his/her performance of all the terms of this Agreement and performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any non-disclosure or non-competition agreement), and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

9.       Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

10.       Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally; (b) if sent by facsimile, when receipt thereof is acknowledged at the telecopy number below; (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service; or (d) five (5) business days following deposit in the United States Mail, certified, postage prepaid.

11.       Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. The failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

12.       Binding Nature; Assignment. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors in interest, and shall not be assignable by either party without the written consent of the other; provided that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto; and provided further that nothing in this Section shall preclude the Company from assigning any or all of its rights hereunder to any third party. Notwithstanding anything to the contrary herein, an “assignment” of this Agreement shall include, without limitation, any transaction which directly or indirectly constitutes any liquidation or dissolution of the Company; the sale, assignment, transfer or conveyance of fifty percent or more of the ownership interests in the Company; sale, assignment, transfer, or conveyance of control of the right to manage the direction and business of the Company; sale of all or substantially all of the assets of the Company; or similar transaction designed to effect a sale of the Business.

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13.       Governing Law. This Agreement is entered into and shall be construed in accordance with the laws of the State of Arkansas, without giving effect to conflict of laws principles thereof requiring application of the substantive laws of another jurisdiction.

14.       Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

15.       Compliance with Section 409A.

It is the intention of the parties that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”), to the extent applicable.  Any ambiguity in this Agreement shall be interpreted to comply with the above.  The Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.  Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Code Section 409A.  For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment shall mean a separation from service within the meaning of Code Section 409A.

To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Code Section 409A, (A) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (B) all such expenses eligible for reimbursement hereunder shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which such expenses were incurred or such earlier date as provided under the Company’s policies; and (C) the Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding anything else in this Agreement to the contrary, if any payments or benefits under this Agreement, constitute “nonqualified deferred compensation” subject to Code Section 409A at the date of employment termination, then such payment, to the extent required under Code Section 409A, shall be made (or begin to be made) six months and one day after the Executive’s “separation from service” as defined in Code Section 409A(a)(2)(A)(i) (or if earlier the date of the Executive’s death), if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and as reasonably determined in good faith by the Company

16.       Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements concerning the subject matter hereof, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the parties hereto.

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

18.       Board Approval. This Agreement is subject to the approval of the Compensation committee.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:

/s/ Stephen Dacus
Stephen Dacus

COMPANY:

ECOARK HOLDINGS, INC.

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

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Schedule A

Stock Award Details

1.	The Executive will be granted 270,000 common shares of Ecoark Holdings, Inc. in accordance with the Company’s 2017 Stock Incentive Plan and terms below.

Vesting Details

Performance Based Grant– 75,000 shares will be vested in three (3) annual installments of 25,000 shares per year. The shares will be vested based on a satisfactory annual performance review beginning on the first anniversary of Executive’s employment.

Schedule:

June 1st, 2018 – 25,000
June 1st, 2019 – 25,000
June 1st, 2020 – 25,000

Service Based Grant – 195,000 shares will be vested based on the following service schedule:

16,250 shares per quarter vested in twelve (12) quarterly installments beginning September 1, 2017 and ending June 1, 2020.

2.	Executive must be employed by the Company to receive these shares in accordance to the Agreement.